                                                                    Exhibit 12-A


                         Delmarva Power & Light Company

                       Ratio of Earnings to Fixed Charges
                       ----------------------------------
                             (Dollars in Thousands)


                                                                Year Ended December 31,
                                            ---------------------------------------------------------------
                                               1999         1998         1997         1996         1995
                                            ----------   ----------   ----------   ----------   -----------

Income before extraordinary item             $142,179     $112,410     $105,709     $116,187     $117,488
                                            ----------   ----------   ----------   ----------   -----------
Income taxes                                   95,321       72,276       72,155       78,340       75,540
                                            ----------   ----------   ----------   ----------   -----------

Fixed charges:
        Interest on long-term debt
            including amortization of
            discount, premium and
            expense                            77,790       81,132       78,350       69,329       65,572
        Other interest                          6,117        9,328       12,835       12,516       10,353
        Preferred dividend require-
            ments of a subsidiary
            trust                               5,687        5,688        5,687        1,390            -
                                            ----------   ----------   ----------   ----------   -----------
            Total fixed charges                89,594       96,148       96,872       83,235       75,925
                                            ----------   ----------   ----------   ----------   -----------

Nonutility capitalized interest                     -            -         (208)        (311)        (304)
                                            ----------   ----------   ----------   ----------   -----------

Earnings before extraordinary
        item, income taxes, and
        fixed charges                        $327,094     $280,834     $274,528     $277,451     $268,649
                                            ==========   ==========   ==========   ==========   ===========

Ratio of earnings to fixed charges               3.65         2.92         2.83         3.33         3.54


For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the estimated interest component of rentals.